STIFEL FINANCIAL CORP.
Form 8-K Dated May 5, 2004
Exhibit 99: Press Release

[Stifel Financial Corp. logo] Stifel Financial News

One Financial Plaza 501 North Broadway St. Louis, MO 63102 (314) 342-2000

For further information contact: James M. Zemlyak Chief Financial Officer (314) 342-2228

For Immediate Release

Stifel Financial Corp. Reports
Record Quarter Revenues and Net Income
Revenues Increased 58%
Net Income up 852%
 Return on Equity Reached 26%

St. Louis, Missouri, May 5, 2004 - Stifel Financial Corp. (NYSE: "SF") today reported unaudited record quarterly net income of $6.9 million, or $0.76 per diluted share, on record net revenues of $67.5 million for the quarter ended March 31, 2004, compared to a net income of $722,000, or $0.09 per diluted share, on net revenues of $42.7 million for the comparable quarter of 2003. Net income for the three-month period ended March 31, 2004 included a $1.0 million tax benefit, or $0.11 per diluted share, resulting from the settlement of a state tax matter covering a number of tax years.

At March 31, 2004, the Company's equity was $114.6 million, resulting in book value per share of $15.55. Annualized return on average equity was 26% for the quarter ended March 31, 2004. During the first quarter of 2004, the Company repurchased 29,517 shares, under existing Board authorization, at an average cost of $19.35 per share.

Chairman and Chief Executive Officer, Ronald J. Kruszewski, commented, "We are pleased to report record quarterly results, which underscore our commitment to top-line revenue growth and prudent expense management. The quarter ending March 2004 marks a twelve-month period of favorable market conditions. For the trailing year ending March 31, 2004, Stifel Financial recorded total revenue of $246 million and net income of $21.2 million, up over 30% and 1000%, respectively, over the comparable prior twelve months. Earnings per diluted share totaled $2.47, pre-tax profit margins were 14%, and return on average equity equaled 23%, again for the year ending March 31, 2004."

Kruszewski continued, "We believe our outstanding first quarter and the trailing twelve-month results underscore the earnings power of our Company. Looking forward, while mindful that market conditions can change quickly, we believe our "Of Choice" strategy provides the platform for continued growth for our Company."

First Quarter Discussion

Net revenues for the quarter increased 58% to $67.5 million from $42.7 million in the prior year first quarter, and increased 9% from the fourth quarter of 2003. Commission and principal transaction revenues increased 51% to $39.3 million from $26.1 million in the same period last year and increased 8% from the fourth quarter of 2003. Investment banking revenues increased 98% to $17.0 million in the first quarter of 2004 from $8.6 million in the prior year first quarter, and 14% from the fourth quarter of 2003. Asset management and service fees increased 38% to $8.6 million from $6.2 million in the first quarter of 2003 and increased 12% from the preceding fourth quarter of 2003. Net interest increased 6% to $1.9 million from $1.8 million in the prior year first quarter, and 6% from the fourth quarter of 2003.

Total non-interest expenses in the 2004 first quarter were $57.7 million, up 39% from $41.5 million in the same period of 2003, and increased 14% from the fourth quarter of 2003. Employee compensation and benefits increased 52% to $45.1 million from $29.7 million in the prior year first quarter and 23% from the fourth quarter of 2003. As a percentage of net revenues, compensation totaled 66.9% in the first quarter of 2004, 69.5% in the 2003 comparable quarter, and 59.6% in the fourth quarter of 2003. A portion of compensation and benefits includes transition pay in connection with the Company's expansion efforts. Excluding these expenses, compensation as a percentage of net revenues totaled 63.5% in the first quarter of 2003, 64.5% in the 2003 comparable quarter, and 56.3% in the fourth quarter of 2003. Excluding compensation and benefits, non-interest expenses increased 6% from the prior year first quarter and decreased 9% from the fourth quarter of 2003.

Business Segment Results for the Three Months Ended March 31, 2003:

    Private Client Group ("PCG") net revenues for the first quarter of 2004 were $52.3 million, an increase of 58% from the first quarter of 2003, and up 16% from the fourth quarter of 2003. PCG recorded an operating contribution of $14.4 million, a 242% increase from the first quarter of 2003, and a 37% increase from the 2003 fourth quarter.

    Equity Capital Markets ("ECM") recorded net revenues of $10.9 million, up 93% over the same quarter last year and up 5% from the fourth quarter of 2003. ECM operating contribution totaled $3.6 million, a 473% increase from the first quarter of 2003 and a 21% decrease from the fourth quarter of 2003. The Company lead or co-managed 22 equity, debt, closed end funds, or trust preferred offerings during the first quarter 2004, compared to 7 in the same period one year earlier and 18 during the fourth quarter 2003.

    Fixed Income Capital Markets ("FICM") posted net revenues of $3.9 million, an increase of 1% from the prior year first quarter and down 27% from the previous quarter. During the 2004 first quarter, FICM recorded an operating contribution of $353,000, compared to an operating contribution of $973,000 in the first quarter of 2003 and $1.9 million from the 2003 fourth quarter. The FICM senior or co-managed 43 offerings during the first quarter 2004, compared to 38 offerings in the same period one year earlier and 47 offerings during the fourth quarter 2003.

Conference Call Information

Stifel Financial Corp. will hold a conference call tomorrow, Thursday, May 6, 2004, at 4:15 p.m. EST. This call will be Webcast and can be accessed on the Investor Relations portion of the Stifel Financial Corp. website at www.stifel.com, as well as on all sites within CCBN's Investor Distribution Network. To participate on the call, please dial 888-676-3684 and request the Stifel Financial Corp. earnings call.

Company Information

Stifel Financial Corp. is a financial services holding company whose subsidiaries are engaged in general securities brokerage, investment banking, and money management with 86 locations in 16 states, primarily in the Midwest. To learn more about Stifel, please visit the Company's web site at www.stifel.com.

Statements in this news release contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, actions of competitors, regulatory actions, changes in legislation, and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this news release. The Company does not undertake any obligation to publicly update any forward-looking statements.

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Stifel Financial Corp.
Summary of Results of Operations (Unaudited)
(In Thousands, Except Per Share Amounts)
	Three Months Ended						Amount Change From		Percent Change From
	3/31/2004	% of Net Revenues	12/31/2003	% of Net Revenues	3/31/2003	% of Net Revenues	12/31/2003	3/31/2003	12/31/2003	3/31/2003
Revenues
Commissions	$ 27,034	40%	$ 24,386	40%	$ 16,235	38%	$ 2,648	$ 10,799	11%	67%
Principal transactions	12,243	18%	11,869	19%	9,816	23%	374	2,427	3%	25%
Investment banking	16,986	25%	14,952	24%	8,587	20%	2,034	8,399	14%	98%
Asset management and service fees	8,630	13%	7,722	13%	6,242	15%	908	2,388	12%	38%
Other	644	1%	861	1%	51	0%	(217)	593	-25%	1163%
Total operating revenues	65,537	97%	59,790	97%	40,931	96%	5,747	24,606	10%	60%
Interest revenue	2,998	4%	3,004	5%	3,165	7%	(6)	(167)	0%	-5%
Total revenues	68,535	102%	62,794	102%	44,096	103%	5,741	24,439	9%	55%
Less: Interest expense	1,085	2%	1,192	2%	1,363	3%	(107)	(278)	-9%	-20%
Net revenues	67,450	100%	61,602	100%	42,733	100%	5,848	24,717	9%	58%
Non-Interest Expenses
Employee compensation and benefits	45,124	67%	36,704	60%	29,689	69%	8,420	15,435	23%	52%
Occupancy and equipment rental	4,973	7%	4,989	8%	4,767	11%	(16)	206	0%	4%
Communication and office supplies	2,547	4%	2,725	4%	2,757	6%	(178)	(210)	-7%	-8%
Commissions and floor brokerage	804	1%	893	1%	689	2%	(89)	115	-10%	17%
Other operating expenses	4,202	6%	5,193	8%	3,626	8%	(991)	576	-19%	16%
Total non-interest expenses	57,650	85%	50,504	82%	41,528	97%	7,146	16,122	14%	39%
Income before income taxes	9,800	15%	11,098	18%	1,205	3%	(1,298)	8,595	-12%	713%
Provision for income taxes	2,926	4%	4,435	7%	483	1%	(1,509)	2,443	-34%	506%
Net income	$ 6,874	10%	$ 6,663	11%	$ 722	2%	$ 211	$ 6,152	3%	852%

Per Share Information

	Three Months Ended						Amount Change From		Percent Change From
	3/31/2004		12/31/2003		3/31/2003		12/31/03	03/31/03	12/31/2003	3/31/2003
Earnings Per Share:
Basic	$ 0.95		$ 0.96		$ 0.10		$ (0.01)	$ 0.85	-1%	850%
Diluted	$ 0.76		$ 0.78		$ 0.09		$ (0.02)	$ 0.67	-3%	744%

Number of Shares for Earnings Per Share Computations:
Basic shares	7,209		6,925		6,904		284	304	4%	4%
Diluted shares	9,016		8,538		7,953		479	1,063	6%	13%

Note: Certain prior period amounts have been reclassified to conform to the current period presentation.

Stifel Financial Corp.
Summary of Segment Data & Statistical Information (Unaudited)
($ In Thousands, Except Per Share Amounts)
Segment Data

	Three Months Ended			Amount Change From		Percent Change From
Net Revenues	3/31/2004	12/31/2003	3/31/2003	12/31/2003	3/31/2003	12/31/2003	3/31/2003
Private client	$ 52,313	$ 45,109	$ 33,102	$ 7,204	$ 19,211	16%	58%
Equity capital markets	10,854	10,351	5,613	503	5,241	5%	93%
Fixed income capital markets	3,883	5,286	3,844	(1,403)	39	-27%	1%
Other	400	856	174	(456)	226	-53%	130%
Total net revenues	$ 67,450	$ 61,602	$ 42,733	$ 5,848	$ 24,717	9%	58%

Operating Contribution
Private client	$ 14,360	$ 10,453	$ 4,202	$ 3,907	$ 10,158	37%	242%
Equity capital markets	3,567	4,524	623	(957)	2,944	-21%	473%
Fixed income capital markets	353	1,878	973	(1,525)	(620)	-81%	-64%
Other / unallocated overhead	(8,480)	(5,757)	(4,593)	(2,723)	(3,887)	n/a	n/a
Income before income taxes	$ 9,800	$ 11,098	$ 1,205	$ (1,298)	$ 8,595	-12%	713%

Statistical Information

	Three Months Ended			Amount Change From		Percent Change From
	3/31/2004	12/31/2003	3/31/2003	12/31/2003	3/31/2003	12/31/2003	3/31/2003
Total Operating Revenues	$ 65,537	$ 59,790	$ 40,931	$ 5,747	$ 24,606	10%	60%
Net Operating Interest	2,689	2,588	2,578	101	111	4%	4%
Non-Interest Expenses (1)	55,164	48,357	38,725	6,807	16,439	14%	42%
Adjusted EBITDA (2)	13,062	14,021	4,784	(959)	8,278	-7%	173%
Amortization and Depreciation	2,486	2,147	2,803	339	(317)	16%	-11%
Interest on Long-Term Debt (3)	776	776	776	0	0	0%	0%
Income before income taxes	9,800	11,098	1,205	(1,298)	8,595	-12%	713%
Provision for income taxes	2,926	4,435	483	(1,509)	2,443	-34%	506%
Net income	$ 6,874	$ 6,663	$ 722	$ 211	$ 6,152	3%	852%

Earnings Per Share:
Diluted	$ 0.76	$ 0.78	$ 0.09	$ (0.02)	$ 0.67	-3%	744%

Stockholders' Equity	$ 114,589	$ 100,045	$ 83,115	$ 14,544	$ 31,474	15%	38%
Book Value Per Share	$ 15.55	$ 14.47	$ 11.99	$ 1.08	$ 3.56	7%	30%
Adjusted Book Value Per Share (4)	$ 10.70	$ 10.70	$ 10.70	$ -	$ -	0%	0%
Total Assets	$ 430,125	$ 412,019	$ 425,263	$ 18,106	$ 4,862	4%	1%
Investment Executives	419	412	420	7	(1)	2%	0%
Full-Time Employees	1,135	1,115	1,136	21	(1)	2%	0%
Locations	86	84	82	2	4	2%	5%
Total Client Assets	$ 21,096,000	$ 20,385,000	$ 16,154,000	$ 711,000	$ 4,942,000	3%	31%

(1) Non-interest expenses exclude depreciation and amortization of intangibles and employment incentives. Employment incentives include up-front loans and restricted stock units.

(2) Adjusted EBITDA, which is defined as net income before income taxes, depreciation, amortization of intangibles and employment incentives, and interest on long-term debt, represents a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income, the most directly comparable measure under accounting principles generally accepted in the United States (GAAP), is included in the table above. The Company believes that adjusted EBITDA is a useful measure of financial performance because of its focus on the Company's results from operations before income taxes, depreciation, amortization, and interest. The Company also believes that this measure is an alternative financial measure of performance used by investors, rating agencies, and financial analysts to estimate the value of a company and evaluate its ability to meet debt service requirements.

(3) Long-term debt is composed of 9% $34.5 million Debenture to Stifel Financial Capital Trust I issued April 25, 2002.
(4) Adjusted book value per share assumes conversion of all outstanding stock units.
Note: Certain prior period amounts have been reclassified to conform to the current period presentation.